Exhibit 99

For Immediate Release	Contact:	Barbara Thompson
Jan. 22, 2007		First Citizens Bank
(919) 716-2716

FIRST CITIZENS REPORTS EARNINGS FOR 2006

RALEIGH, N.C. - First Citizens BancShares Inc. (Nasdaq: FCNCA) reports earnings for the year ending Dec. 31, 2006, of $126.5 million compared to $112.9 million for 2005, an increase of $13.6 million or 12.1 percent, according to Lewis R. Holding, chairman of the board. First Citizens also reports net income of $33.2 million for the quarter ending Dec. 31, 2006, compared to $27.8 million for the corresponding period of 2005, an increase of 19.3 percent.

Per share income for 2006 totaled $12.12 compared to $10.82 for 2005. First Citizens’ results generated a return on average assets of 0.83 percent during 2006, compared to 0.81 percent for 2005. The return on average equity was 10.23 percent in 2006, compared to 9.98 percent for 2005. Significant items affecting 2006 net income included improved levels of net interest and noninterest income and a reduction in the provision for loan and lease losses. These favorable trends were partially offset by higher noninterest expense.

Despite a narrowing margin, higher interest rates and growth in loans and investments contributed to a $23.7 million or 5.3 percent increase in net interest income during 2006. Average loans increased $596.7 million or 6.4 percent over 2005, while investment securities increased $495.2 million or 19.5 percent. The robust balance sheet growth was funded by strong deposit growth of $738.4 million or 6.3 percent, and commercial cash management balances, which grew $360.0 million or 72.3 percent during 2006. Due primarily to the adverse impact of a persistent flat yield curve, the taxable-equivalent net yield on interest-earning assets fell from 3.60 percent in 2005 to 3.48 percent in 2006.

Noninterest income increased $16.0 million or 6.1 percent during 2006. Cardholder and merchant services income increased $10.8 million or 14.3 percent from 2005 to 2006, while broker-dealer fees generated primarily by First Citizens Investor Services increased $4.3 million or 28.6 percent. Fees from processing services increased $4.0 million or 15.8 percent, and strong results in trust and asset management created improved revenues of $3.0 million or 16.1 percent. Offsetting these gains, service charge income declined $4.8 million or 6.2 percent during 2006, primarily due to higher interest rates, which caused commercial service charge income to decline.

Noninterest expense increased $34.7 million or 6.9 percent during 2006. Salaries and wages increased $15.9 million or 7.4 percent due to new hires in expansion markets and support functions, merit salary increases and higher incentive compensation. Employee benefit costs declined by $1.1 million or 2.1 percent due to reduced pension expense. Costs related to cardholder and merchant-related services increased $8.5 million.

The provision for credit losses equaled $20.9 million in 2006, compared to $33.1 million in 2005, a $12.2 million or 36.9 percent reduction resulting from lower net charge-offs among commercial and retail loans and reductions in the allowance prompted by lower charge-off estimates for retail loans. Net charge-offs amounted to $18.0 million and $26.6 million during 2006 and 2005, a reduction of $8.6 million or 32.2 percent during 2006. Net charge-offs equaled 0.18 percent of average loans and leases outstanding during 2006, compared to 0.28 percent for 2005.

Per share income for the fourth quarter 2006 totaled $3.18 compared to $2.67 for the same period a year ago. Fourth quarter results generated an annualized return on average assets of 0.84 percent for 2006, compared to 0.76 percent for the same period of 2005. The annualized return on average equity equaled 10.22 percent during the fourth quarter of 2006, compared to 9.45 percent for the same period of 2005. Net income benefited from both a reduction in the provision for loan losses and higher noninterest income. Higher noninterest expense offset a portion of these increases. In addition, net interest income declined by $331,000, or 0.3 percent, as the flat yield curve caused the net yield on interest-earning assets to fall 24 basis points.

The provision for credit losses decreased $6.2 million in the fourth quarter of 2006, compared to the same period of 2005 due to a significant reduction in net charge-offs. Net charge-offs were $7.0 million during the fourth quarter of 2006, compared to $11.0 million during the same period of 2005, a 36.7 percent decrease. Net charge-offs for the fourth quarter of 2006 equaled 0.27 percent of average loans and leases outstanding, compared to 0.46 percent for 2005.

Noninterest income increased $5.9 million or 9.1 percent during the fourth quarter. The fourth quarter growth resulted from higher cardholder and merchant services income, trust and asset management fees, commission income generated by the broker-dealers and fees from processing services. These increases were partially offset by a reduction in service charge income.

Noninterest expense increased $6.8 million or 5.4 percent during the fourth quarter of 2006, when compared to the same period of 2005, the result of higher salaries and wages and processing costs related to cardholder, merchant services and wealth management.

As of Dec. 31, 2006, Raleigh, NC-headquartered First Citizens BancShares had total assets of $15.7 billion. BancShares’ banking subsidiaries, First Citizens Bank and IronStone Bank, provide a broad range of financial services to individuals, businesses, professionals and the medical community through a network of 396 branch offices, telephone banking, online banking and ATMs. For more information, visit First Citizens’ Web site at firstcitizens.com.

###

This news release may contain forward-looking statements. A discussion of factors that could cause First Citizens' actual results to differ materially from those expressed in such forward-looking statements is included in First Citizens' filings with the SEC.

CONDENSED STATEMENTS OF INCOME
	Three Months Ended December 31		Year Ended December 31
(thousands, except share data; unaudited)	2006	2005	2006	2005
Interest income	$218,102	$183,949	$825,252	$665,934
Interest expense	101,215	66,731	353,737	218,151
Net interest income	116,887	117,218	471,515	447,783
Provision for credit losses	7,383	13,578	20,906	33,109
Net interest income after provision for credit losses	109,504	103,640	450,609	414,674
Noninterest income	71,381	65,589	279,344	263,779
Noninterest expense	132,223	125,527	534,007	499,783
Income before income taxes	48,662	43,702	195,946	178,670
Income taxes	15,467	15,866	69,455	65,808
Net income	$33,195	$27,836	$126,491	$112,862
Taxable-equivalent net interest income	$117,394	$117,601	$473,316	$449,256
Net income per share	$3.18	$2.67	$12.12	$10.82
Cash dividends per share	0.275	0.275	1.10	1.10
Profitability Information (annualized)
Return on average assets	0.84%	0.76%	0.83%	0.81%
Return on average equity	10.22	9.45	10.23	9.98
Taxable-equivalent net yield on interest-earning assets	3.34	3.58	3.48	3.60

CONDENSED BALANCE SHEETS
	December 31	December 31
(thousands, except share data; unaudited)	2006	2005	Change
Cash and due from banks	$1,010,984	$777,928	29.96%
Investment securities	3,221,048	2,929,516	9.95%
Loans and leases	10,239,551	9,642,994	6.19%
Allowance for loan and lease losses	(132,004)	(128,847)	2.45%
Other assets	1,385,764	1,417,801	-2.26%
Total assets	$15,725,343	$14,639,392	7.42%
Deposits	$12,743,324	$12,173,858	4.68%
Other liabilities	1,675,554	1,284,475	30.45%
Shareholders' equity	1,306,465	1,181,059	10.62%
Total liabilities and shareholders' equity	$15,725,343	$14,639,392	7.42%
Book value per share	$125.21	$113.19	10.62%
Tangible book value per share	114.60	102.35	11.97%

SELECTED AVERAGE BALANCES
	Three Months Ended December 31		Year Ended December 31
(thousands, except shares outstanding; unaudited)	2006	2005	2006	2005
Total assets	$15,624,481	$14,516,620	$15,235,973	$13,905,260
Investment securities	3,176,845	2,938,833	3,028,384	2,533,161
Loans and leases	10,133,502	9,455,059	9,961,032	9,364,327
Interest-earning assets	13,951,134	13,024,871	13,608,663	12,492,955
Deposits	12,601,708	12,071,673	12,452,955	11,714,569
Interest-bearing liabilities	11,601,752	10,621,384	11,262,423	10,113,999
Shareholders' equity	$1,288,417	$1,169,113	$1,236,900	$1,131,066
Shares outstanding	10,434,453	10,434,453	10,434,453	10,434,453

ASSET QUALITY
	December 31	December 31
(dollars in thousands; unaudited)	2006	2005	Change
Nonaccrual loans and leases	$14,882	$18,969	-21.55%
Other real estate	6,028	6,753	-10.74%
Total nonperforming assets	$20,910	$25,722	-18.71%
Accruing loans and leases 90 days or more past due	$5,185	$9,180	-43.52%
Nonperforming assets to gross loans and leases plus other real estate	0.20%	0.27%
Allowance for credit losses to gross loans and leases	1.35	1.41
Net charge-offs to average loans and leases	0.18	0.28

CAPITAL INFORMATION
	December 31	December 31
(dollars in thousands; unaudited)	2006	2005	Change
Tier 1 capital	$1,452,593	$1,320,152	10.03%
Total capital	1,727,672	1,588,141	8.79%
Risk-weighted assets	11,261,988	10,510,254	7.15%
Tier 1 capital ratio	12.90%	12.56%
Total capital ratio	15.34	15.11
Leverage capital ratio	9.36	9.17
First Citizens BancShares, Inc. and Subsidiaries